Exhibit 10.1

Sheila J. Rostiac
Senior Vice President - Chief Human Resources and Diversity Officer

80 Park Plaza, T4
Newark, New Jersey 07102-4194
973-430-6047
Sheila.Rostiac@pseg.com

April 17, 2023

Daniel J. Cregg

In Care of PSEG

Dear Dan:
We sincerely value your contributions to PSEG as Executive Vice President and Chief Financial Officer and we want to encourage your continued service.

I am pleased to inform you of a 2023 retention Long-Term Incentive Plan (LTIP) award that has been recommended to and approved by the Organization and Compensation Committee of the Board of Directors in the amount of $2,000,000. This retention grant will be in the form of 100% Restricted Stock Units. This grant will be subject to the terms of the LTIP and related grant award agreement.

Sincerely,
/s/ Sheila J. Rostiac
Sheila J. Rostiac
Senior Vice President
Chief Human Resources and Diversity Officer

Agreed to this 18 day of April, 2023.

/s/ Daniel J. Cregg
Daniel J. Cregg

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
2021 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

DANIEL J CREGG

04/17/2023
A6589
31,398
04/21/2023

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) by and between Public Service Enterprise Group Incorporated, a New Jersey corporation with an address at 80 Park Plaza, Newark, NJ, 07102 (the “Company”) and You, relates to an equity compensation award (the “Award”) pursuant and subject to the Company’s 2021 Long Term Incentive Plan (the “Plan”), as may from time to time be amended, and upon the following terms and conditions:

1.    Unit Award. This Award is a grant of restricted stock units (“RSUs”) related to shares of PSEG Common Stock (the “Shares”) pursuant to the terms, conditions and restrictions of the Plan and hereinafter set forth. The number of RSUs awarded to You and the grant date (the “Grant Date”) are shown on the Award Summary page of the Fidelity NetBenefits website. The distribution date shall be the date, as described below, on which Shares attributable to Your Vested Award are distributed to You (the “Distribution Date”).

You must accept this award on the Fidelity NetBenefits website. By so accepting the terms of this Agreement, You are memorializing that You have accepted the Award as of the Grant Date. If the Company has no record of Your acceptance of the terms of this Agreement, or any other document required by the Company in connection with this Award, the Award shall be ineffective and You shall have no rights in the Award.

2.    Vesting. “Vesting” (“Vest” or “Vested") means that Your Award is no longer subject to substantial risk of forfeiture. You shall become Vested in Your Award upon the earlier of the criteria described in (a) through (d) below. Distribution of a Vested Award shall be made in accordance with Section 5.

(a)You remain actively employed as an employee of the Company or one of its Subsidiaries through January 1, 2025.
(b)Disability. If You cease to remain as an employee of the Company or one of its Subsidiaries by reason of Disability prior to the date that Your Award becomes fully Vested, You will fully Vest in your Award (and associated dividend equivalents).
(c)Death. If You cease to remain as an employee of the Company or one of

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its Subsidiaries by reason of Death prior to the date that Your Award becomes Vested, then You will fully Vest in your Award (and associated dividend equivalents).
(d)Involuntary Termination Without Cause. If You are involuntarily terminated without cause, You will fully Vest in your Award (and associated dividend equivalents).
Termination of Employment. If You cease to remain as an employee of the Company or one of its Subsidiaries prior to the date that Your Award becomes fully Vested in accordance with subsections (a) through (d) above, all unvested RSUs and associated dividend equivalents shall, upon such termination, be forfeited.

3.    Restrictions on Transfer and Restricted Period. The Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any RSUs, or to remove any or all of such restrictions. If the date on which the restrictions lapse is accelerated, in no event shall the Distribution Date be accelerated, except as otherwise provided herein.

4.    Dividend Equivalents. Prior to the Distribution Date, the RSUs shall be credited with dividend equivalents in an amount equal to the dividends paid on the Company’s Common Stock. Such dividend equivalents shall be credited to a bookkeeping account established by the Company under the Plan in Your name in each calendar quarter prior to the Distribution Date that the Company pays a dividend on its outstanding Shares of Common Stock. Amounts credited to this account shall be credited with a quarterly rate equal to the dividend payment rate with dividends invested as of the last business day of each quarter and share price equal to the average of the high and low actual sale prices of the Company’s Common Stock on the New York Stock Exchange on the date the transaction is credited. Amounts accumulated in this account shall be proportionately distributed to You in Shares at the same time that the Shares related to the RSUs are distributed to You. Such dividend equivalents shall Vest in accordance with the Vesting of the underlying Award.

5.    Distribution of Award. The Distribution Date of the Award shall be the earliest of:
a)January 1, 2026, or
b)60 days following Your date of death, or
c)Your Separation from Service, subject to a six (6) month delay to the extent required by Section 409A of the Code.

Upon the Distribution Date, a number of Shares attributable to Your Vested Award shall be distributed to You, free and clear of any restrictions (other than restrictions arising by operation of law and the Company’s Insider Trading Practice). However, with respect to a Vested Award as a result of Your Death, distribution of the Shares shall be made to Your legal representative.

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6.    Your Rights. Except as otherwise provided herein and the Plan, You, as a recipient of an award of RSUs, shall have none of the rights of a stockholder, including, but not limited to, the right to receive cash dividends and the right to vote, until Shares are actually distributed to You.

7.    Adjustments for Changes in Capitalization. In the event of any change in the outstanding Shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, or any change in the Company’s corporate structure or in the Shares of Common Stock, the number and class of RSUs covered by this Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any additional RSUs received as a result of the foregoing by You shall be subject to such restrictions and the potential for forfeiture as provided herein. Terms and Conditions of the Award shall not change in any other respect.

8.    Effect of Change in Control. In the event of a Change in Control, to the extent not previously Vested, Your Award shall Vest in full in the event of any involuntary cessation of performance of services for the continuing entity within 18 months following the Change in Control (other than involuntary termination for Cause). In the event that the Change in Control is determined to be a “change in control,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Distribution Date shall be the date that is the earlier that (i) You incur an involuntary termination within 18 month following the Change in Control, or (ii) the specified Distribution Date. In the event that the Change in Control is determined not to be a “change in control,” as defined under Section 409A, the Distribution Date shall be the date that the Shares would have been distributed had a Change in Control not occurred.

9.    Delivery and Registration of Shares of Common Stock. The Company’s obligation to deliver Shares of Common Stock shall, if the Committee so requests, be conditioned upon the receipt of a representation as to Your investment intention or that of any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any other Federal, state or local securities legislation or regulation. The Committee may provide that any representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation. The Company shall not be required to deliver any Shares under the Plan or this Award prior to (i) the admission of such Shares to listing on any stock exchange on which the Shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

10.    Plan and Plan Interpretations as Controlling. The RSUs hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon You, Your representatives and Your

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beneficiaries with regard to any question arising hereunder or under the Plan.

11.    Employee Service. Nothing in this Agreement shall limit the right of the Company or any of its Subsidiaries to terminate Your service or otherwise impose upon the Company or any of its Subsidiaries any obligation to continue to employ You or accept Your services. The Company may terminate Your service at any time, with or without Cause.

12.    Applicable Taxes.

(a)If You Vest in Your Award prior to the Distribution Date and You are employed by the Company, an amount equal to satisfy Your Social Security tax and Medicare tax liability attributable to Your Vested Award shall be withheld from Your other wages in the Year in which you became vested. Alternatively, the Company may require You to pay, via personal check, the amount of the Social Security tax and Medicare tax liability. On the Distribution Date, the Company shall retain or sell, without notice, a sufficient number of Shares to cover the amount needed to fulfill its withholding requirements for Federal and state income taxes. You shall not be permitted to increase Your Federal income tax withholding above the statutory rate.
(b)Death. Upon your death, the Company shall retain or sell, without notice, a sufficient number of Shares to cover the amount needed to fulfill its withholding requirements for Federal income, state income, Social Security and Medicare taxes, as applicable to the extent that Social Security and Medicare taxes have not been satisfied.

(c)Separation from Service. If Your shares are being Vested pursuant to Section 2(b) and 2(d), an amount equal to satisfy Your Social Security tax and Medicare tax liability attributable to Your Vested Award shall be withheld from Your other wages upon Your separation. Alternatively, the Company may require You to pay, via personal check, the amount of the Social Security tax and Medicare tax liability. On the Distribution Date, the Company shall retain or sell, without notice, a sufficient number of Shares to cover the amount needed to fulfill its withholding requirements for Federal and state income taxes. You shall not be permitted to increase Your Federal income tax withholding above the statutory rate.
13.    Unsecured Creditor Status and Assignment Prohibition. This Award is provided under an entirely unfunded arrangement and no provision shall at any time be made with respect to segregating any assets of the Company or any of its Subsidiaries for payment of any Award hereunder. No employee, beneficiary, surviving spouse or any other person shall have any interest in any particular assets of the Company or any of its Subsidiaries by reason of the right to receive an Award and any such employee, beneficiary, surviving spouse or other person shall have only the rights of a general unsecured creditor with respect to any Award.

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Prior to an actual payment with respect to an Award, no interest of any person or entity in, or right to receive the Award shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

14.    Proprietary and Confidential Information.

(a)     You have been advised and You acknowledge that it is the Company’s policy to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. “Protected Information” means trade secrets, confidential and proprietary business information of the Company or any of its Subsidiaries, any information of the Company and/or any of its Subsidiaries other than information which has entered the public domain (unless such information entered the public domain through Your efforts or on Your account) and all valuable and unique information and techniques acquired, developed or used by the Company and/or its Subsidiaries relating to their business, operations, employees, customers and/or potential customers, which give the Company and/or its Subsidiaries a competitive advantage over those who do not know the information and techniques and which are protected by the Company and/or its Subsidiaries from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies and products and services which may be developed from time to time by the Company and/or its Subsidiaries and/or their agents or employees.

(b)     You acknowledge that You will acquire Protected Information with respect to the Company and/or its Subsidiaries and their successors in interest, which information is a valuable, special and unique asset of such entities’ business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company and/or its Subsidiaries.

(c)     You shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Your employment) nor use in any manner, either during or after termination of Your employment by the Company or any of its Subsidiaries, any Protected Information, or cause any such Protected Information to enter the public domain.
(d)     You will return all Protected Information in Your possession to the Company upon the termination of Your employment.

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(e)    Nothing in this Agreement shall prevent You from disclosing without notice to the Company a perceived violation of law to any Federal, state or local government agency or entity including but not limited to, the Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower provisions of the law.
(f)Notice pursuant to 18 USC § 1833(b). An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

    15.    Disclosure of Employee Created Trade Secrets, Confidential and Proprietary Business Information; Works For Hire. You agree to promptly disclose to the Company, as appropriate, all Protected Information developed in whole or in part by You during Your employment with the Company or any of its Subsidiaries. Such Protected Information is, and shall remain, the exclusive property of the Company or such Subsidiary. All writings created during the Your employment with the Company or any of its Subsidiaries (excluding writings unrelated to the Company’s or the Subsidiary’s business) are considered to be “works for hire” for the benefit of the Company or such Subsidiary and the Company or such Subsidiary, as appropriate, shall own all rights in such writings.

16.    Non-Compete, Non-Solicitation and No Conflict. You agree that You will not during Your employment and for twelve months following termination of employment: (a) compete in any manner, directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity, business or otherwise, to compete with the Company; or (b) to hire, solicit, encourage, or induce, or in any manner attempt to hire, solicit, encourage or induce, to leave the employ of the Company any person who is then an employee of the Company or any of its subsidiaries (this restriction will not apply if: (i) You receive the Company’s prior written consent; or (ii) the employee is responding on their own initiative to general solicitations of employment not specifically directed to such employee). Further, during Your employment, You agree not to engage in other conduct, employment or business enterprise that is in conflict with, may present an actual conflict with, or may appear to present a conflict (“Actual, Potential or Apparent Conflict”) with, the Company without the prior written permission of the CEO of the Company. You further agree that, for twelve months following termination of employment, You shall not engage in any activity that constitutes an Actual, Potential or Apparent Conflict with the Company to the extent you had access to Protected Information during the final two years of your employment at the Company relevant or related to the Actual,

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Potential or Apparent Conflict. You agree that these restrictions are reasonable and necessarily narrowly drawn, given the Company’s lines of business and limited geographic reach.

    17.     Cooperation. You agree that, if called upon at any time by the Company, its Subsidiaries, its counsel or other representatives, You will fully cooperate and provide truthful and relevant information (including, if necessary, sworn testimony) with respect to any Company investigations, any threatened or pending claims, actions, or litigation in which the Company or any of its Subsidiaries is a party or otherwise involved, or any other matters for which the Company or any of its Subsidiaries seeks cooperation from You.  Such cooperation includes, but is not necessarily limited to, being available to communicate and/or meet with, provide any documentation or other data requested by, or provide any other assistance to, the Company, any of its Subsidiaries its counsel or other representatives with respect to Company matters. You understand and agree that the cooperation referenced in this Section 17 is to be provided within a reasonable time after any request for same by the Company, any of its Subsidiaries, its counsel or other representatives.  This requirement to cooperate survives the termination of Your employment.

18.    Standards of Conduct. You agree that You will not during Your employment violate the Company’s Standards of Conduct. Section 19 shall apply if Your act or omission constitutes a material violation of the Company’s Standard of Conduct that (a) results in Your termination from employment; and (b) if it had been known and fully investigated and reviewed by the Company prior to termination from employment, would have resulted in Your termination from employment.

19.    Forfeiture and Return of Awards.

(a)You agree that if You violate Sections 14 through 18 of the Agreement, (i) any unpaid Awards that You may hold or be otherwise entitled to shall be forfeited, and (ii) You shall return to the Company the monetary value at distribution of any Shares of stock resulting from Awards under the Plan You received within one year prior to or following Your termination of employment. This remedy shall not be exclusive of any other remedies to which the Company may be entitled with respect to a violation of these provisions, including, without limitation, injunctive relief as provided in Section 20 and those under the Company’s Clawback Practice.

(b)You agree that Your Award is subject to the terms of the Company’s Clawback Practice.

20.    Injunctive Relief. By Your acceptance of this Award, You acknowledge and agree that the restrictions imposed upon You by Sections 14 through 18 of the Agreement and the purpose of such restrictions are reasonable and are designed to protect the continued success of the Company and its Subsidiaries without unduly restricting You. Furthermore, You acknowledge that, in view of the necessity of the restrictions contained in Sections 14 through 18, any violation of any such provision would cause irreparable

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injury to the Company, its Subsidiaries and their successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, You consent and agree that if You violate any of the provisions of Sections 14 through 18 of the Agreement, the Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages and the remedies otherwise provided herein, to an injunction to be issued by a court of competent jurisdiction, restraining You from committing or continuing any violation of Sections 14 through 18 of this Agreement.

21.    Stock Ownership Policy. If at the time of any distribution, You are then subject to the Company’s Officer Stock Ownership and Retention Policy (the “Stock Ownership Policy”), You agree that You will retain an appropriate number of such Shares in accordance with the requirements of the Stock Ownership Policy.

22.    409A Compliance. This Award is intended to comply with Section 409A and shall be interpreted and administered in a manner consistent with Section 409A.

23.    Severability of Provisions. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

24.    Acceptance. As a further condition of the grant of this Award, You are required to signify Your acceptance of the terms and conditions of this Agreement by indicating Your acceptance and consent electronically as provided.

IF YOU DO NOT SO CONSENT ELECTRONICALLY, THE COMPANY MAY REVOKE THE AWARD AND AVOID ALL OBLIGATIONS UNDER THIS AGREEMENT.

PUBLIC SERVICE ENTERPRISE GROUP
INCORPORATED

NBP4H11X
04/21/2023 07:51 AM U.S. Eastern Standard Time
ACCEPTED

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